Exhibit 99.1

November 3, 2011	For More Information Contact:
Christopher Becker, Vice President
(516) 671-4900, Ext. 537

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES DIVIDEND
REINVESTMENT AND STOCK PURCHASE PLAN

Glen Head, New York, November 3, 2011 (GLOBE NEWSWIRE) – The First of Long Island Corporation   (the “Company”) (NASDAQ: FLIC), the holding company for The First National Bank of Long Island (the “Bank”), announced that its Board of Directors approved the adoption of a Dividend Reinvestment and Stock Purchase Plan (the “Plan”), which is expected to become effective beginning with the Company’s next dividend.  The Plan will provide an opportunity for shareholders to automatically reinvest cash dividends received from the Company in shares of the Company’s common stock, and also to purchase additional shares through the Plan.

The Plan will be administered by the Company’s transfer agent, Registrar and Transfer Company.  Plan enrollment materials and information will be distributed to Company shareholders, and interested shareholders must return an enrollment form to the transfer agent in order to participate in the Plan.  The Plan will be included in a registration statement on Form S-3, which the Company will file with the Securities and Exchange Commission.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy shares of Company common stock, which will be made only by means of a prospectus.

About The First of Long Island Corporation

The First of Long Island Corporation is a one-bank holding company that serves the financial needs of privately owned businesses, professionals, consumers, public bodies, and other organizations through the Bank.  The Bank currently operates in Nassau and Suffolk Counties and New York City through twenty-one full service offices, twelve commercial banking offices and two select service banking centers.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward looking statements.

For a detailed discussion of risk factors applicable to the Company, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and from time to time other filings with the SEC, which are available on the SEC's Internet web site (http://www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  The Company does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.